Exhibit 99.1

8081 Arco Corporate Dr. Suite 400 Raleigh, NC 27617 Telephone: 919-941-9777 Fax: 919-941-9797 www.inspirepharm.com

For Immediate Release

INSPIRE REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

- AZASITE® Revenue Increased 26% from First Quarter 2010 -

- Received First Royalty Payment from DIQUAS™ Sales -

RALEIGH, NC - May 10, 2011 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the first quarter ended March 31, 2011, reporting a net loss of $17.6 million or ($0.21) per common share, as compared to a net loss of $14.8 million, or ($0.18) per common share, for the same period in 2010. The Company’s first quarter 2011 results included a $12.2 million restructuring charge associated with the discontinuation of the Company’s pulmonary therapeutic operations and other related infrastructure reductions.

Total revenue for the first quarter of 2011 was $21.1 million, as compared to $22.1 million for the first quarter of 2010. Revenue from AZASITE® (azithromycin ophthalmic solution) 1% totaled $10.9 million in the first quarter of 2011, an increase of 26% compared to $8.7 million recognized in the first quarter of 2010. Inspire estimates that approximately $1 million of the first quarter 2010 AZASITE revenue was associated with hospital usage of AZASITE as a substitute therapy during a temporary supply shortage of erythromycin ophthalmic ointment (0.5%).

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and net sales of DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium), and co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05%, was $10.2 million in the first quarter of 2011 compared to $13.4 million for the first quarter of 2010. Royalty revenue for the first quarter of 2011 from RESTASIS® was $7.2 million compared to $9.8 million in the first quarter of 2010, reflecting a reduction in the applicable royalty rate associated with an amendment to the agreement with Allergan, Inc., which was previously announced in August 2010. Co-promotion revenue from ELESTAT in the first quarter of 2011 was $2.7 million as compared to $3.6 million recognized in the first quarter of 2010. Additionally, the Company recognized $316,000 of DIQUAS royalty revenue in 2011, its first revenue from Japanese sales of the product that was launched in mid- December 2010.

Operating expenses for the first quarter of 2011 totaled $38.8 million, as compared to $36.5 million for the same period in 2010. The increase in first quarter 2011 operating expenses was primarily due to $12.2 million of restructuring charges related to the discontinuation of the Company’s pulmonary therapeutic operations and its related corporate restructuring in February 2011. These increases were partially offset by both a decrease in research and development expenses and a decrease in general and administrative expenses. After excluding the 2011 restructuring charges, which are expected to be the full extent of costs associated with the change in strategic focus and operations of the Company, operating expenses for the first quarter of 2011 were $26.6 million, and reflected a $9.9 million decrease from operating expenses incurred in the first quarter of 2010.

Cash, cash equivalents and investments totaled $77.8 million at March 31, 2011, reflecting a $16.4 million utilization of cash and investments during the first quarter. The Company’s cash and investments utilization was slightly less than its first quarter 2011 operating plan.

“During the quarter, we made progress towards achieving our 2011 objectives,” said Adrian Adams, President and CEO of Inspire. “We increased AZASITE prescription and revenue growth, continued enrollment in the Phase 2 blepharitis trial, completed a corporate restructuring and reorganization and delivered another quarter of strong financial performance. Furthermore, we were pleased to announce the proposed acquisition of Inspire by Merck and believe that this, when completed, represents the best prospect for enhancing stockholder value and realizing the potential of our ophthalmology products and product candidates.”

Recent Updates Include (February 18, 2011 through May 10, 2011):

Ophthalmic Research & Development

•	Continued enrolling patients in the exploratory Phase 2 clinical trial (Trial 044-103) comparing AZASITE to vehicle for the treatment of blepharitis.

Sales and Marketing

•	Increased first quarter 2011 AZASITE prescription volume and revenue by approximately 10% and 26%, respectively, as compared to first quarter 2010;

•	Announced that an Abbreviated New Drug Application (“ANDA”) for a generic version of AZASITE was filed with the U.S. Food and Drug Administration (“FDA”) by Sandoz, Inc.; and

•

On May 2, 2011, Cypress Laboratories announced the launch of a generic form of epinastine, resulting in the termination of the co-promotion agreement between the Company and Allergan, Inc. regarding Elestat.

Corporate

•

Announced that Merck & Co., Inc. (“Merck”) and the Company entered into an Agreement and Plan of Merger, whereby Merck, through a subsidiary, has offered to purchase all of the outstanding shares of common stock of the Company at a price of $5.00 per share, which represented a 26% premium to the closing stock price on April 4, 2011.

Due to the pending merger with Merck, Inspire is no longer providing 2011 financial guidance.

About Inspire

Inspire is a specialty pharmaceutical company focused on developing and commercializing ophthalmic products. Inspire’s specialty eye care sales force generates revenue from the promotion of AZASITE® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis. Inspire receives royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) in Japan. For more information, visit www.inspirepharm.com.

Important Information about the Tender Offer

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission (“SEC”). The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. Those materials have been made available to the Company’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) are made available at no charge on the SEC’s website at www.sec.gov.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the expected completion of the tender offer or merger, including the timing thereof, and satisfaction of the conditions necessary for the consummation of the tender offer; the timing and full extent of costs associated with the Company’s change in strategic focus and operations; the Company’s ability to develop and commercialize its ophthalmology business; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inspire stockholders will tender their stock in the tender offer; the risk that competing offers will be made; the possibility that various closing conditions for the tender offer or merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or merger; the effects of disruption from the tender offer or merger, making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; risks relating to product development, revenue, expense and earnings expectations, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company. Further information regarding factors that could affect Inspire’s results is included in the Company’s filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Product sales, net	$10,937	$8,696
Product co-promotion and royalty	10,157	13,372

Total revenue	21,094	22,068
Operating expenses:
Cost of sales	4,615	3,015
Research and development	3,600	9,593
Selling and marketing	12,841	13,694
General and administrative	5,551	10,236
Restructuring	12,215	—

Total operating expenses	38,822	36,538

Loss from operations	(17,728)	(14,470)
Other income/(expense):
Interest income	106	169
Interest expense	—	(486)

Other income/(expense), net	106	(317)

Net loss	$(17,622)	$(14,787)

Basic and diluted net loss per common share	$(0.21)	$(0.18)

Weighted average common shares used in computing basic and diluted net loss per common share	83,212	82,402

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	March 31, 2011	December 31, 2010
Cash, cash equivalents and investments	$77,840	$94,251
Trade receivables	16,301	22,442
Inventories, net	1,126	776
Total assets	113,808	142,499
Working capital	61,230	72,491
Total stockholders’ equity	79,178	95,238
Shares of common stock outstanding	83,279	83,159

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Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 287-1219

Inspire Pharmaceuticals, Inc.

Media Contact:

Cara Amoroso

Associate Director, Corporate Communications

(919) 287-1266